Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, October 31, 2017	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS THIRD QUARTER RESULTS

DULUTH, GA – October 31 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $2.0 billion for the third quarter of 2017, an increase of approximately 12.8% compared to the third quarter of 2016. Reported net income was $0.76 per share for the third quarter of 2017, and adjusted net income, excluding restructuring expenses, was $0.79 per share. These results compare to reported net income of $0.50 per share and adjusted net income, excluding restructuring expenses, of $0.51 per share for the third quarter of 2016. Excluding favorable currency translation impacts of approximately 2.7%, net sales in the third quarter of 2017 increased approximately 10.1% compared to the third quarter of 2016.

Net sales for the first nine months of 2017 were approximately $5.8 billion, an increase of approximately 8.7% compared to the same period in 2016. Excluding unfavorable currency translation impacts of approximately 0.1%, net sales for the first nine months of 2017 increased approximately 8.8% compared to the same period in 2016. For the first nine months of 2017, reported net income was $1.77 per share and adjusted net income, excluding restructuring expenses and a non-cash expense related to waived stock compensation, was $1.91 per share. These results compare to reported net income of $1.20 per share and adjusted net income, excluding restructuring expenses and a non-cash deferred income tax adjustment, of $1.63 per share for the first nine months of 2016.

Third Quarter Highlights

•	Reported regional sales results(1): North America +6.7%, Europe/Middle East (“EME”) +15.2%, South America +4.5%, Asia/Pacific/Africa (“APA”) +29.4%

•	Constant currency regional sales results(1)(2): North America +5.8%, EME +10.9%, South America +4.8%, APA +25.9%

•	Regional operating margin performance: North America 5.6%, EME 9.7%, South America 3.3%, APA 7.3%

•	Maintaining full-year outlook for net income per share

(1)As compared to third quarter 2016
(2)Excludes currency translation impact. See reconciliation in appendix.

“AGCO delivered solid sales and earnings performance in the third quarter, while continuing to make strategic investments in new technologies, productivity enhancements and new market development,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. “We produced sales growth and operating margin improvement across all regions while market demand remained at low levels. Long-term growth continues to be a key focus, and we are working to expand our product offerings through internal product development efforts and through bolt-on acquisitions. We recently completed two acquisitions that broaden our product portfolio. In September, we acquired Precision Planting, a leader in innovative planting technology, and in October, we completed the purchase of the forage division of the Lely Group, which significantly enhances our hay and forage product line in Europe.”

Market Update

Industry Unit Retail Sales

Nine months ended September 30, 2017	Tractors Change from Prior Year Period	Combines Change from Prior Year Period

North America(1)	(3)%	6%
South America	20%	18%
Western Europe	(3)%	(9)%

(1)Excludes compact tractors.

“Global crop production is expected to be strong again in 2017, keeping commodity prices low and pressuring farm income,” continued Mr. Richenhagen. “Growing global demand for grain is being satisfied by peak production, resulting from improving farm technology and exceptional growing conditions. We are seeing stabilization in global industry demand at lower levels following three years of strong declines. In the fourth year of weaker demand in North America, the farm equipment fleet has begun to age, and industry retail sales have been mixed in the first nine months of 2017. Small tractors are up compared to last year, while sales in the row crop segment remain weak. Full-year industry sales in North America are expected to be down compared to 2016. Industry retail sales in Western Europe stabilized in the first nine months of 2017, with impacts of lower commodity prices on the arable farming segment offset by improved economics for dairy producers. Sales declined most significantly in France from high levels in the first half of 2016, which were stimulated by tax incentives. Growth in Italy, the United Kingdom and Spain offset most of the decline in the French market. For the full year of 2017, demand in Western Europe is expected to be relatively flat compared to 2016. Industry retail sales in South America increased during the first nine months of 2017 as demand in Brazil grew strongly from depressed first-half levels experienced last year. Industry sales in Brazil slowed in the third quarter however, as ongoing macroeconomic weakness continued to hurt farmer confidence. Industry demand in Argentina remained robust as more supportive government policies continued to stimulate growth. Full year 2017 industry demand in South America is expected to be up, but fourth quarter industry demand in Brazil is expected to remain challenged. Longer term, we are optimistic about the fundamentals supporting commodity prices and farm income as well as healthy growth in our industry.”

Regional Results

AGCO Regional Net Sales (in millions)

Three Months Ended September 30,	2017	2016	% change from 2016	% change from 2016 due to currency translation(1)	% change from 2016 due to acquisitions(1)

North America	$483.5	$453.0	6.7%	1.0%	2.2%
South America	273.5	261.8	4.5%	(0.3)%	0.3%
Europe/Middle East (2)	1,017.7	883.3	15.2%	4.3%	2.9%
Asia/Pacific/Africa (2)	211.6	163.5	29.4%	3.5%	2.3%
Total	$1,986.3	$1,761.6	12.8%	2.7%	2.3%

Nine Months Ended September 30,	2017	2016	% change from 2016	% change from 2016 due to currency translation(1)	% change from 2016 due to acquisitions(1)
North America	$1,344.9	$1,360.3	(1.1)%	(0.1)%	1.4%
South America	747.6	609.4	22.7%	7.1%	0.4%
Europe/Middle East (2)	3,179.7	2,950.4	7.8%	(1.7)%	3.2%
Asia/Pacific/Africa (2)	506.9	396.4	27.9%	0.4%	3.8%
Total	$5,779.1	$5,316.5	8.7%	(0.1)%	2.5%
(1) See appendix for additional disclosures
(2) Effective January 1, 2017, AGCO realigned its regional structure as reflected in the table above. A schedule showing restated segment results for 2016 is available on AGCO’s website at www.agcocorp.com on the “Company/Investors” page.

North America

North American net sales decreased 1.0% in the first nine months of 2017 compared to the same period of 2016, excluding the negative impact of currency translation. Dealer inventory reduction efforts and softer industry demand contributed to lower sales. Sales declines were most significant in hay tools, GSI equipment and sprayers. These declines were mostly offset by increased sales of mid-range and high horsepower tractors. Income from operations for the first nine months of 2017 improved approximately $8.7 million compared to the same period in 2016. The benefit of improved factory productivity and expense reduction efforts were partially offset by lower sales and production volumes.

South America

Net sales in AGCO’s South America region increased 15.6% in the first nine months of 2017 compared to the first nine months of 2016, excluding the impact of favorable currency translation. Sales increases in Argentina and Brazil produced most of the growth. Income from operations improved approximately $7.5 million for the first nine months of 2017 compared to the same period in 2016, as the benefit of higher sales and production volumes was mostly offset by material cost inflation and the costs associated with transitioning to the new products with tier 3 emission technology.

Europe/Middle East

AGCO’s EME net sales increased 9.4% in the first nine months of 2017 compared to the same period in 2016, excluding unfavorable currency translation impacts. Acquisitions benefited sales by approximately 3% during the first nine months compared to the same period last year. Higher sales in Germany, the United Kingdom and Eastern Europe were partially offset by sales declines in France. Income from operations improved approximately $49.2 million for the first nine months of 2017, compared to the same period in 2016, due to the benefit of higher sales and margin improvement.

Asia/Pacific/Africa

Net sales in AGCO’s Asia/Pacific/Africa region, excluding the positive impact of currency translation, increased 27.5% in the first nine months of 2017 compared to the same period in 2016 due primarily to increased sales in China and Australia. Acquisitions benefited sales by approximately 4% during the first nine months of 2017 compared to the same period last year. Income from operations improved approximately $14.8 million in the first nine months of 2017, compared to the same period in 2016, due to higher sales and production levels.

Outlook

AGCO’s net sales for 2017 are expected to reach $8.2 billion reflecting improved sales volumes, positive pricing as well as acquisition and foreign exchange impacts. Gross and operating margins are expected to improve from 2016 levels due to higher sales along with the benefits resulting from the Company’s cost reduction initiatives. Based on these assumptions, 2017 earnings per share are targeted at approximately $2.86 on a reported basis, or approximately $3.00 on an adjusted basis, which excludes restructuring expenses and the non-cash expense related to waived stock compensation.

* * * * *

AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, October 31, 2017. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

* * * * *

Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•
Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•
A majority of our sales and manufacturing take place outside the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•
Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance 40% to 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•
Both AGCO and our finance joint ventures have substantial account receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•
We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, including uncertainty associated with the Euro, which can adversely affect our reported results of operations and the competitiveness of our products.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•
Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•
We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•
We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•
We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2016. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

* * * * *

About AGCO
AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and supports more productive farming through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® precision technologies and farm optimization services, and are distributed globally through a combination of over 3,000 independent dealers and distributors in more than 150 countries. Founded in 1990, AGCO is headquartered in Duluth, GA, USA. In 2016, AGCO had net sales of approximately $7.4 billion. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.

# # # # #

Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	September 30, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$312.7	$429.7
Accounts and notes receivable, net	1,047.4	890.4
Inventories, net	2,065.2	1,514.8
Other current assets	413.9	330.8
Total current assets	3,839.2	3,165.7
Property, plant and equipment, net	1,439.6	1,361.3
Investment in affiliates	465.5	414.9
Deferred tax assets	98.7	99.7
Other assets	163.3	143.1
Intangible assets, net	653.4	607.3
Goodwill	1,514.7	1,376.4
Total assets	$8,174.4	$7,168.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$107.9	$85.4
Accounts payable	869.4	722.6
Accrued expenses	1,311.4	1,160.8
Other current liabilities	259.1	176.1
Total current liabilities	2,547.8	2,144.9
Long-term debt, less current portion and debt issuance costs	1,950.3	1,610.0
Pensions and postretirement health care benefits	264.2	270.0
Deferred tax liabilities	122.5	112.4
Other noncurrent liabilities	196.6	193.9
Total liabilities	5,081.4	4,331.2

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.8	0.8
Additional paid-in capital	129.8	103.3
Retained earnings	4,220.6	4,113.6
Accumulated other comprehensive loss	(1,323.0)	(1,441.6)
Total AGCO Corporation stockholders’ equity	3,028.2	2,776.1
Noncontrolling interests	64.8	61.1
Total stockholders’ equity	3,093.0	2,837.2
Total liabilities and stockholders’ equity	$8,174.4	$7,168.4

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended September 30,
	2017	2016
Net sales	$1,986.3	$1,761.6
Cost of goods sold	1,557.7	1,408.1
Gross profit	428.6	353.5
Selling, general and administrative expenses	234.3	214.1
Engineering expenses	80.0	66.0
Restructuring expenses	3.0	1.5
Amortization of intangibles	14.3	12.9
Income from operations	97.0	59.0
Interest expense, net	11.6	12.1
Other expense (income), net	18.4	(0.2)
Income before income taxes and equity in net earnings of affiliates	67.0	47.1
Income tax provision	16.9	19.5
Income before equity in net earnings of affiliates	50.1	27.6
Equity in net earnings of affiliates	10.7	11.8
Net income	60.8	39.4
Net (income) loss attributable to noncontrolling interests	(0.1)	0.6
Net income attributable to AGCO Corporation and subsidiaries	$60.7	$40.0
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$0.76	$0.50
Diluted	$0.76	$0.50
Cash dividends declared and paid per common share	$0.14	$0.13
Weighted average number of common and common equivalent shares outstanding:
Basic	79.5	80.7
Diluted	80.2	80.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Nine Months Ended September 30,
	2017	2016
Net sales	$5,779.1	$5,316.5
Cost of goods sold	4,544.8	4,221.3
Gross profit	1,234.3	1,095.2
Selling, general and administrative expenses	693.6	643.1
Engineering expenses	229.7	214.3
Restructuring expenses	8.5	5.5
Amortization of intangibles	41.5	35.3
Income from operations	261.0	197.0
Interest expense, net	33.6	34.5
Other expense, net	49.1	27.1
Income before income taxes and equity in net earnings of affiliates	178.3	135.4
Income tax provision	64.9	73.9
Income before equity in net earnings of affiliates	113.4	61.5
Equity in net earnings of affiliates	30.8	37.5
Net income	144.2	99.0
Net income attributable to noncontrolling interests	(2.1)	(0.9)
Net income attributable to AGCO Corporation and subsidiaries	$142.1	$98.1
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$1.79	$1.20
Diluted	$1.77	$1.20
Cash dividends declared and paid per common share	$0.42	$0.39
Weighted average number of common and common equivalent shares outstanding:
Basic	79.5	81.9
Diluted	80.1	82.0

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Nine Months Ended September 30,
	2017	2016

Cash flows from operating activities:
Net income	$144.2	$99.0
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	165.2	167.0
Deferred debt issuance cost amortization	0.5	0.8
Amortization of intangibles	41.5	35.3
Stock compensation expense	31.3	19.3
Proceeds from termination of hedging instrument	—	7.3
Equity in net earnings of affiliates, net of cash received	(15.4)	(13.3)
Deferred income tax provision	0.7	13.6
Other	1.8	(0.1)
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(81.2)	(132.2)
Inventories, net	(424.9)	(251.3)
Other current and noncurrent assets	(92.4)	(57.2)
Accounts payable	100.0	(11.0)
Accrued expenses	67.9	(4.8)
Other current and noncurrent liabilities	31.6	0.2
Total adjustments	(173.4)	(226.4)
Net cash used in operating activities	(29.2)	(127.4)
Cash flows from investing activities:
Purchases of property, plant and equipment	(139.4)	(132.8)
Proceeds from sale of property, plant and equipment	3.3	1.3
Purchase of businesses, net of cash acquired	(188.4)	(383.6)
Investment in consolidated affiliates, net of cash acquired	—	(11.8)
Investment in unconsolidated affiliates	(0.8)	(1.7)
Restricted cash	—	0.4
Net cash used in investing activities	(325.3)	(528.2)
Cash flows from financing activities:
Proceeds from debt obligations, net	250.4	716.3
Purchases and retirement of common stock	—	(170.0)
Payment of dividends to stockholders	(33.4)	(32.1)
Payment of minimum tax withholdings on stock compensation	(6.7)	(1.9)
Investments by noncontrolling interest	0.5	—
Payment of debt issuance costs	—	(0.5)
Net cash provided by financing activities	210.8	511.8
Effects of exchange rate changes on cash and cash equivalents	26.7	14.9
Decrease in cash and cash equivalents	(117.0)	(128.9)
Cash and cash equivalents, beginning of period	429.7	426.7
Cash and cash equivalents, end of period	$312.7	$297.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.    STOCK COMPENSATION EXPENSE

The Company recorded stock compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Cost of goods sold	$0.8	$0.7	$2.4	$1.6
Selling, general and administrative expenses	7.9	7.2	29.1	18.0
Total stock compensation expense	$8.7	$7.9	$31.5	$19.6

The Company recorded approximately $4.8 million of accelerated stock compensation expense during the three months ended March 31, 2017 associated with a waived stock award declined by the Company’s Chief Executive Officer.

2.	RESTRUCTURING EXPENSES

From 2014 through 2017, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities and administrative offices located in Europe, South America, China and the United States in order to reduce costs in response to softening global market demand and lower production volumes. The aggregate headcount reduction was approximately 2,750 employees in 2014, 2015 and 2016. The Company had approximately $15.3 million of severance and related costs accrued as of December 31, 2016. During the three and nine months ended September 30, 2017, the Company recorded an additional $3.0 million and $8.5 million, respectively, of severance and related costs associated with further rationalizations associated with the termination of approximately 440 employees through September 30, 2017, and paid approximately $11.4 million of severance and associated costs. The remaining $13.5 million of accrued severance and other related costs as of September 30, 2017, inclusive of approximately $1.3 million of positive foreign currency translation impacts, are expected to be paid primarily during 2017 and 2018.

3.    INDEBTEDNESS

Indebtedness at September 30, 2017 and December 31, 2016 consisted of the following:

	September 30, 2017	December 31, 2016
1.056% Senior term loan due 2020	$235.9	$211.0
Credit facility, expires 2020	587.4	329.2
Senior term loans due 2021	353.9	316.5
5⅞% Senior notes due 2021	305.6	306.6
Senior term loans due between 2019 and 2026	442.4	395.6
Other long-term debt	137.5	141.6
Debt issuance costs	(4.5)	(5.1)
	2,058.2	1,695.4
Less: Current portion of other long-term debt	(107.9)	(85.4)
Total indebtedness, less current portion	$1,950.3	$1,610.0

4.    INVENTORIES

Inventories at September 30, 2017 and December 31, 2016 were as follows:

	September 30, 2017	December 31, 2016
Finished goods	$815.0	$589.3
Repair and replacement parts	599.0	532.5
Work in process	215.3	113.8
Raw materials	435.9	279.2
Inventories, net	$2,065.2	$1,514.8

5.    ACCOUNTS RECEIVABLE SALES AGREEMENTS

The Company has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. As of both September 30, 2017 and December 31, 2016, the receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements were approximately $1.1 billion.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $10.3 million and $27.5 million during the three and nine months ended September 30, 2017, respectively. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $4.3 million and $13.8 million during the three and nine months ended September 30, 2016, respectively.

The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of September 30, 2017 and December 31, 2016, these finance joint ventures had approximately $40.2 million and $41.5 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

6.    NET INCOME PER SHARE

A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three and nine months ended September 30, 2017 and 2016 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$60.7	$40.0	$142.1	$98.1
Weighted average number of common shares outstanding	79.5	80.7	79.5	81.9
Basic net income per share attributable to AGCO Corporation and subsidiaries	$0.76	$0.50	$1.79	$1.20
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$60.7	$40.0	$142.1	$98.1
Weighted average number of common shares outstanding	79.5	80.7	79.5	81.9
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	0.7	0.1	0.6	0.1
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	80.2	80.8	80.1	82.0
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$0.76	$0.50	$1.77	$1.20

7.    SEGMENT REPORTING

Effective January 1, 2017, the Company modified its system of reporting, resulting from changes to its internal management and organizational structure, which changed its reportable segments from North America; South America; Europe/Africa/Middle East; and Asia/Pacific to North America; South America; Europe/Middle East; and Asia/Pacific/Africa. The Asia/Pacific/Africa reportable segment includes the regions of Africa, Asia, Australia and New Zealand, and the Europe/Africa/Middle East segment no longer includes certain markets in Africa. Effective January 1, 2017, these reportable segments are reflective of how the Company’s chief operating decision maker reviews operating results for the purposes of allocating resources and assessing performance.

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three and nine months ended September 30, 2017 and 2016 are as follows:

Three Months Ended September 30,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Consolidated

2017
Net sales	$483.5	$273.5	$1,017.7	$211.6	$1,986.3
Income from operations	27.2	9.0	98.9	15.4	150.5

2016
Net sales	$453.0	$261.8	$883.3	$163.5	$1,761.6
Income from operations	21.1	5.9	75.8	7.1	109.9

Nine Months Ended September 30,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Consolidated

2017
Net sales	$1,344.9	$747.6	$3,179.7	$506.9	$5,779.1
Income from operations	52.7	13.8	336.6	23.2	426.3

2016
Net sales	$1,360.3	$609.4	$2,950.4	$396.4	$5,316.5
Income from operations	44.0	6.3	287.4	8.4	346.1

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Segment income from operations	$150.5	$109.9	$426.3	$346.1
Corporate expenses	(28.3)	(29.3)	(86.2)	(90.3)
Stock compensation expense	(7.9)	(7.2)	(29.1)	(18.0)
Restructuring expenses	(3.0)	(1.5)	(8.5)	(5.5)
Amortization of intangibles	(14.3)	(12.9)	(41.5)	(35.3)
Consolidated income from operations	$97.0	$59.0	$261.0	$197.0

RECONCILIATION OF NON-GAAP MEASURES

This earnings release discloses adjusted income from operations, adjusted net income and adjusted net income per share, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, net income and net income per share for the three and nine months ended September 30, 2017 and 2016 (in millions, except per share data):

	Three Months Ended September 30,
	2017			2016
	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income From Operations	Net Income(1)	Net Income Per Share(1)(2)
As reported	$97.0	$60.7	$0.76	$59.0	$40.0	$0.50
Restructuring expenses(3)	3.0	2.3	0.03	1.5	1.3	0.02
As adjusted	$100.0	$63.0	$0.79	$60.5	$41.3	$0.51

(1) Net income and net income per share amounts are after tax.

(2)	Rounding may impact summation of amounts.
(3) The restructuring expenses recorded during the three months ended September 30, 2017 and 2016 related primarily to severance costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices.

	Nine Months Ended September 30,
	2017			2016
	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income From Operations	Net Income(1)	Net Income Per Share(1)(2)
As reported	$261.0	$142.1	$1.77	$197.0	$98.1	$1.20
Restructuring expenses(3)	8.5	6.4	0.08	5.5	4.3	0.05
Non-cash expense related to waived stock compensation(4)	4.8	4.8	0.06	—	—	—
Deferred income tax adjustment(5)	—	—	—	—	31.6	0.39
As adjusted	$274.3	$153.3	$1.91	$202.5	$134.0	$1.63

(1) Net income and net income per share amounts are after tax.
(2) Rounding may impact summation of amounts.
(3) The restructuring expenses recorded during the nine months ended September 30, 2017 and 2016 related primarily to severance costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices.
(4) The Company recorded accelerated stock compensation expense associated with a waived award declined by the Company’s CEO of approximately $4.8 million during the three months ended March 31, 2017.
(5) The Company recorded a non-cash adjustment to increase the valuation allowance on the U.S. deferred income tax assets of approximately $31.6 million during the three months ended June 30, 2016.

The following is a reconciliation of targeted net income per share to adjusted targeted net income per share for the year ended December 31, 2017:

Net Income Per Share(1)
As targeted	$2.86
Restructuring expenses	0.08
Non-cash expense related to waived stock compensation	0.06
As adjusted targeted(2)	$3.00

(1) Net income per share amount is after tax.

(2)
The above reconciliation reflects adjustments to full year 2017 targeted net income per share based upon restructuring expenses incurred during the nine months ended September 30, 2017. Full year restructuring expenses could differ based on future restructuring activity.

The following tables set forth, for the three and nine months ended September 30, 2017, the impact to net sales of currency translation and recent acquisitions by geographical segment (in millions, except percentages):

	Three Months Ended September 30,			Change due to currency translation		Change due to acquisitions
	2017	2016	% change from 2016	$	%	$	%
North America	$483.5	$453.0	6.7%	$4.4	1.0%	$10.0	2.2%
South America	273.5	261.8	4.5%	(0.9)	(0.3)%	0.7	0.3%
Europe/Middle East	1,017.7	883.3	15.2%	38.4	4.3%	25.4	2.9%
Asia/Pacific/Africa	211.6	163.5	29.4%	5.7	3.5%	3.8	2.3%
	$1,986.3	$1,761.6	12.8%	$47.6	2.7%	$39.9	2.3%

	Nine Months Ended September 30,			Change due to currency translation		Change due to acquisitions
	2017	2016	% change from 2016	$	%	$	%
North America	$1,344.9	$1,360.3	(1.1)%	$(1.9)	(0.1)%	$19.4	1.4%
South America	747.6	609.4	22.7%	43.4	7.1%	2.5	0.4%
Europe/Middle East	3,179.7	2,950.4	7.8%	(49.1)	(1.7)%	93.7	3.2%
Asia/Pacific/Africa	506.9	396.4	27.9%	1.5	0.4%	15.0	3.8%
	$5,779.1	$5,316.5	8.7%	$(6.1)	(0.1)%	$130.6	2.5%